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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:     The New Formosa Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

   c/o    Brown & Wood
          One World Trade Center
          New York, New York  10048

Telephone Number (including area code):  (212) 839-5300

Name and Address of Agent for Service of Process:

          John A. MacKinnon
          c/o Brown & Wood
          One World Trade Center
          New York, New York  10048

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES /x/                                 NO / /


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                                  SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Taipei, The Republic of China on the 16th day of November, 1995.



                                   THE NEW FORMOSA FUND, INC.


                                   By:   /s/ Andy Cheng
                                       --------------------------------
                                         Andy Cheng
                                         President

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